Exhibit 10.24

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of December 31, 2013, between BioSig Technologies, Inc., a Delaware corporation (the “Company”), and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder, the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company, securities of the Company as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agree as follows:

ARTICLE I.
DEFINITIONS

1.1 Definitions.  In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Action” shall have the meaning ascribed to such term in Section 3.1(j).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing” means a closing of the purchase and sale of the shares of Common Stock and Warrants pursuant to Section 2.1.

“Closing Date” means a Trading Day on which all of the Transaction Documents have been executed and delivered by the Company and each of the Purchasers purchasing shares of Common Stock and Warrants at the relevant Closing, and all conditions precedent to (i) the Purchasers’ obligations to pay the Subscription Amount and (ii) the Company’s obligations to deliver the shares of Common Stock and Warrants, in each case, have been satisfied or waived, but in no event later than the third Trading Day following the relevant Closing.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company Counsel” means Haynes and Boone, LLP, with offices located at 30 Rockefeller Plaza, 26th Floor, New York, NY 10112, Fax: 212-884-8234.

“Disclosure Schedules” means the Disclosure Schedules of the Company delivered concurrently herewith.

“Discretionary Increase” shall have the meaning ascribed to such term in Section 2.1(a).

“Effective Date” means the earliest of the date that (a) the initial Registration Statement has been declared effective by the Commission, (b) all of the Offering Shares have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 without the requirement for the Company to be in compliance with the current public information requirements under Rule 144 and without volume or manner-of-sale restrictions or (c) following the one year anniversary of the final Closing Date hereunder provided that a holder of Offering Shares is not an Affiliate of the Company, all of the Offering Shares may be sold pursuant to an exemption from registration under Section 4(a)(1) of the Securities Act without volume or manner-of-sale restrictions or the need for the Company to provide current public information and Company counsel has delivered to such holders a standing written unqualified opinion that resales may then be made by such holders of the Offering Shares pursuant to such exemption which opinion shall be in form and substance reasonably acceptable to such holders.

 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Financial Statements” shall have the meaning ascribed to such term in Section 3.1(h).

“GAAP” shall have the meaning ascribed to such term in Section 3.1(h).

“Indebtedness” shall have the meaning ascribed to such term in Section 3.1(y).

“Initial Closing” shall have the meaning ascribed to such term in Section 2.1(a).

“Initial Closing Date” shall have the meaning ascribed to such term in Section 2.1(a).

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(n).

“Laidlaw” means Laidlaw & Co (UK) Ltd.

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

 “Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(b).

“Material Permits” shall have the meaning ascribed to such term in Section 3.1(l).

“Offering Shares” means the shares of Common Stock issued pursuant to this Agreement and issuable or issued upon exercise of the Warrants issued pursuant to this Agreement.

 “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Price Per Share” means $2.45.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Purchaser Party” shall have the meaning ascribed to such term in Section 4.9.

“Registration Rights Agreement” means the Registration Rights Agreement, dated the date hereof, among the Company and the Purchasers, in the form of Exhibit A attached hereto.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Offering Shares by each Purchaser as provided for in the Registration Rights Agreement.

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e).

“Required Minimum” shall have the meaning ascribed to such term in Section 4.10.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“S-1” means the Registration Statement on Form S-1 originally filed by the Company with the Commission on July 22, 2013 (File Number 333-190080) and all amendments thereto.

“Securities” means the Offering Shares and the Warrants.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subscription Amount” means, as to each Purchaser, the aggregate amount to be paid for the shares of Common Stock and Warrants purchased hereunder as specified below such Purchaser’s name on the signature page of this Agreement and next to the heading “Subscription Amount”.

“Subsequent Closing Date” shall have the meaning ascribed to such term in Section 2.1(a).

“Subsidiary” means any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Termination Date” shall have the meaning ascribed to such term in Section 2.1(a).

“Trading Day” means a day on which the principal Trading Market is open for trading; provided, that in the event that the Common Stock is not listed or quoted for trading on a Trading Market on the date in question, then Trading Day shall mean a Business Day.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTC Bulletin Board, the OTC QB Marketplace or the OTC QX Marketplace (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the Warrants, the Registration Rights Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Transfer Agent” means a transfer agent for the Company’s Common Stock and the Offering Shares, if any, and any successor transfer agent of the Company. If the Company does not have a transfer agent for its Common Stock on the date in question since its shares of Common Stock are not listed for trading on a stock exchange or automated quotation service, then Transfer Agent shall mean the Company.

“Warrants” means, collectively, the Common Stock purchase warrants delivered to the Purchasers at each Closing in accordance with Section 2.2(a) hereof, which Warrants shall be exercisable immediately and have a term of exercise equal to 5 years, in the form of Exhibit B attached hereto.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

ARTICLE II.
PURCHASE AND SALE

2.1 Closing.

(a) On the initial Closing Date (the “Initial Closing Date”), upon the terms and subject to the conditions set forth herein, substantially concurrent with the execution and delivery of this Agreement by the parties hereto, the Company agrees to sell at the initial Closing (the “Initial Closing”), and the Purchasers, severally and not jointly, agree to purchase at the Initial Closing, an aggregate of up to $5,000,000, but in no event less than $500,000, of shares of Common Stock, calculated based upon the Price Per Share of the Common Stock, for each Purchaser equal to such Purchaser’s Subscription Amount as set forth on the signature page hereto executed by such Purchaser, and Warrants as determined pursuant to Section 2.2(a); provided, however, that an aggregate of up to $7,000,000 of shares of Common Stock, calculated based upon the Price Per Share of the Common Stock, may be sold and purchased, with the consent of Laidlaw (such increase in Common Stock sold and purchased, the “Discretionary Increase”). Thereafter, on any subsequent Closing Date (each a “Subsequent Closing Date”), upon the terms and subject to the conditions set forth herein, substantially concurrent with the execution and delivery of this Agreement by the Purchasers purchasing shares of Common Stock and Warrants on such Subsequent Closing Date, the Company agrees to sell, and each Purchaser purchasing shares of Common Stock and Warrants at such subsequent Closing, severally and not jointly, agrees to purchase an aggregate of up to $5,000,000 of shares of Common Stock and Warrants, calculated as set forth above, subject to the Discretionary Increase, less the amount of shares of Common Stock and Warrants issued and sold at all previous Closings. Each Purchaser purchasing shares of Common Stock and Warrants on a Closing Date shall deliver to the Company such Purchaser’s Subscription Amount, (i) by wire transfer of immediately available funds in accordance with the Company’s written wire instructions or (ii) cancellation or conversion of any Indebtedness of the Company owned to a Purchaser (a “Debt Conversion”), and the Company shall deliver to each Purchaser its respective shares of Common Stock and Warrants, as determined pursuant to Section 2.2(a), and the Company and each Purchaser shall deliver the other items set forth in Section 2.2 deliverable at the Closing.  Upon satisfaction of the covenants and conditions set forth in Sections 2.2 and 2.3, a Closing shall occur at the offices of Company Counsel or such other location as the parties shall mutually agree. Notwithstanding anything herein to the contrary, each Closing Date shall occur on or before December 31, 2013; provided, however, that such date may be extended, without notice, to January 31, 2014 with the consent of the Company and Laidlaw (such outside date, “Termination Date”).

(b) If a Closing is not held on or before the Termination Date, the Company shall cause all subscription documents and funds to be returned, without interest or deduction, to each prospective Purchaser. The Company shall also cause any subscription documents or funds received following the final Closing to be returned, without interest or deduction, to each applicable prospective Purchaser. Notwithstanding the foregoing, the Company in its sole discretion may elect not to sell to any Person any or all of the shares of Common Stock and Warrants requested to be purchased hereunder, provided that the Company causes all corresponding subscription documents and funds received from such Person to be promptly returned.

2.2  Deliveries.

(a) On or prior to each Closing Date, the Company shall deliver or cause to be delivered to each Purchaser purchasing shares of Common Stock and Warrants on such Closing Date each of the following:

(i)  this Agreement duly executed by the Company;

(ii) a legal opinion of Company Counsel, substantially in the form of Exhibit C attached hereto;

(iii) the Registration Rights Agreement duly executed by the Company;

(iv) a certificate evidencing a number of shares of Common Stock equal to such Purchaser’s Subscription Amount divided by the Price Per Share, registered in the name of such Purchaser;

(v) a Warrant registered in the name of such Purchaser to purchase up to a number of shares of Common Stock equal to 50% of such Purchaser’s Subscription Amount divided by the Price Per Share, with an exercise price equal to $3.67, subject to adjustment therein (such Warrant certificate may be delivered within three Trading Days of such Closing Date); and

(vi) a good standing certificate of the Company, dated within four Trading Days of the Closing Date, from the State of Delaware and the State of California.

(b) On or prior to each Closing Date, each Purchaser purchasing shares of Common Stock and Warrants on such Closing Date shall deliver or cause to be delivered to the Company the following:

(i)	this Agreement duly executed by such Purchaser;

(ii)	the Registration Rights Agreement duly executed by such Purchaser; and

(iii)
(A) such Purchaser’s Subscription Amount by wire transfer to the account specified in writing by the Company, or (B) such original evidence of Indebtedness of the Company to such Purchaser in the amount of such Purchaser’s Subscription Amount for cancellation.

2.3 Closing Conditions.

(a) The obligations of the Company hereunder in connection with each Closing are subject to the following conditions being met:

(i) the accuracy in all material respects on such Closing Date of the representations and warranties of the Purchasers contained herein (unless as of a specific date therein in which case they shall be accurate in all material respects as of such date);

(ii) all obligations, covenants and agreements of each Purchaser required to be performed at or prior to such Closing Date shall have been performed; and

(iii) the delivery by each Purchaser of the items set forth in Section 2.2(b) of this Agreement.

(b) The respective obligations of the Purchasers hereunder in connection with each Closing are subject to the following conditions being met:

(i) the accuracy in all material respects when made and on such Closing Date of the representations and warranties of the Company contained herein (unless as of a specific date therein in which case they shall be accurate in all material respects as of such date);

(ii) all obligations, covenants and agreements of the Company required to be performed at or prior to such Closing Date shall have been performed;

(iii) the Company shall have received executed signature pages to this Agreement with an aggregate Subscription Amount of at least $500,000 prior to the Initial Closing, inclusive of any Debt Conversions;

(iv) the delivery by the Company of the items set forth in Section 2.2(a) of this Agreement;

(v) there shall have been no Material Adverse Effect with respect to the Company since the date hereof; and

(vi) from the date hereof to such Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable good faith judgment of such Purchaser, makes it impracticable or inadvisable to purchase the shares of Common Stock and Warrants at such Closing.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company.  Except as set forth in the Disclosure Schedules, which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation made herein only to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules, the Company hereby makes the following representations and warranties to each Purchaser:

(a) Subsidiaries.  The Company has no subsidiaries.  All references to the Subsidiaries or any of them in the Transaction Documents shall be disregarded except to the extent such reference speaks to a time in the past or future when the Company has or had a Subsidiary, as the case may be.

(b) Organization and Qualification.  Each of the Company and its Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  Neither the Company nor any Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents.  Each of the Company and its Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c) Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection herewith or therewith other than in connection with the Required Approvals.  This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d) No Conflicts.  The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents, the issuance and sale of the Securities and the consummation by it of the transactions contemplated hereby and thereby to which it is a party do not and will not: (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e) Filings, Consents and Approvals.  The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than: (i) the filing with the Commission pursuant to the Registration Rights Agreement and Section 4.6, (ii) the notice and/or application(s) to each applicable Trading Market for the issuance and sale of the Common Stock and Warrant Shares and the listing of the Offering Shares for trading thereon in the time and manner required thereby, and (iii) the filing of a Form D with the Commission and such filings as are required to be made under applicable state securities laws (collectively, the “Required Approvals”).

(f) Issuance of the Securities.  The Securities are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company.  The Company has reserved from its duly authorized capital stock a number of shares of Common Stock for issuance of the Offering Shares at least equal to the Required Minimum on the date hereof.

(g) Capitalization.  The capitalization of the Company is as set forth on Schedule 3.1(g). The Company has not issued any capital stock and/or Common Stock Equivalents not set forth on Schedule 3.1(g).  No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents.  Except as a result of the purchase and sale of the Securities or as described on Schedule 3.1(g), there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents. The issuance and sale of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchasers) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, have been issued in material compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.  No further approval or authorization of any stockholder, the Board of Directors or others is required for the issuance and sale of the Securities.  Except for the Company’s certificate of incorporation, there are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

(h) Financial Statements.  Schedule 3.1(h) attached hereto contains the audited balance sheets of the Company as of December 31, 2012 and 2011, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended and for the period from February 24, 2009 (date of inception) to December 31, 2012 (collectively, the “Financial Statements”).  The Company Financial Statements have been prepared in accordance with generally accepted accounting principles of the United States (“GAAP”) applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company and the Subsidiaries, except as may be otherwise specified in such financial statements or the notes thereto and except that the Company Financial Statements may not contain all footnotes required by GAAP and normal year-end adjustments.

(i) Material Changes; Undisclosed Events, Liabilities or Developments.  Since the date of the latest audited financial statements included in Schedule 3.1(h), except as specifically disclosed on Schedule 3.1(i): (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any material liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans, and (vi) no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Company or its Subsidiaries or their respective businesses, properties, operations, assets or financial condition, that would be required to be disclosed by the Company under the Exchange Act in the event that the Company was subject to the reporting requirements set forth in Section 13(a) or Section 15(d) of the Exchange Act.

(j) Litigation.  Except as described on Schedule 3.1(j), there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect.  Except as described on Schedule 3.1(j), since December 31, 2012, neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.  There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission or any state securities administrator involving the Company or any current or former director or officer of the Company.

(k) Compliance.  Neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

(l) Regulatory Permits.  The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as presently conducted, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(m) Title to Assets.  Except as described on Schedule 3.1(m), the Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and (ii) Liens for the payment of federal, state or other taxes, for which appropriate reserves have been made in accordance with GAAP, and the payment of which is neither delinquent nor subject to penalties.  Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in compliance.

(n) Intellectual Property.

(i) The term “Intellectual Property Rights” includes:

1.	the name of the Company, all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, “Marks'');

2.	all patents, patent applications, and inventions and discoveries that may be patentable (collectively, “Patents'');

3.	all copyrights in both published works and published works (collectively, “Copyrights”);

4.	all rights in mask works (collectively, “Rights in Mask Works''); and

5.
all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, “Trade Secrets''); owned, used, or licensed by the Company as licensee or licensor.

(ii) Agreements.  Schedule 3.1(n) contains a complete and accurate list of all contracts relating to the Intellectual Property Rights to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $10,000 under which the Company is the licensee. There are no outstanding and, to Company’s knowledge, no threatened disputes or disagreements with respect to any such agreement.

(iii) Know-How Necessary for the Business.  The Intellectual Property Rights are all those necessary for the operation of the Company’s businesses as it is currently conducted or as represented, in writing, to the Purchasers to be conducted. The Company is the owner of all right, title, and interest in and to each of the Intellectual Property Rights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use all of the Intellectual Property Rights.  To the Company’s knowledge, no employee of the Company has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than of the Company.

(iv) Know-How Necessary for the Business.  Schedule 3.1(n) contains a complete and accurate list of all Patents. Except as set forth on Schedule 3.1(j), the Company is the owner of all right, title and interest in and to each of the Patents, free and clear of all Liens and other adverse claims.  All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Initial Closing Date.  No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding.  To the Company’s knowledge: (1) there is no potentially interfering patent or patent application of any third party, and (2) no Patent is infringed or has been challenged or threatened in any way. To the Company’s knowledge, none of the products manufactured and sold, nor any process or know-how used, by the Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(v) Trademarks.  Schedule 3.1(n) contains a complete and accurate list and summary description of all Marks. The Company is the owner of all right, title, and interest in and to each of the Marks, free and clear of all Liens and other adverse claims.  All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Initial Closing Date.  Except as set forth in Schedule 3.1(n), no Mark has been or is now involved in any opposition, invalidation, or cancellation and, to the Company’s knowledge, no such action is threatened with respect to any of the Marks.  To the Company’s knowledge: (1) there is no potentially interfering trademark or trademark application of any third party, and (2) no Mark is infringed or has been challenged or threatened in any way. To the Company’s knowledge, none of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

(vi) Copyrights.  Schedule 3.1(n) contains a complete and accurate list of all Copyrights. The Company is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all Liens and other adverse claims.  All the Copyrights have been registered and are currently in compliance with formal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of the Initial Closing.  No Copyright is infringed or, to the Company’s knowledge, has been challenged or threatened in any way. To the Company’s knowledge, none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party. All works encompassed by the Copyrights have been marked with the proper copyright notice.

(vii) Trade Secrets. With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. The Company has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets.  The Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to the Company’s knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

(o) Insurance.  The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. In addition, within 60 days following the Initial Closing Date, the Company shall obtain directors and officers insurance coverage at least equal to the aggregate Subscription Amount. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(p) Transactions With Affiliates and Employees.  Except as described on Schedule 3.1(p), none of the officers or directors of the Company or any Subsidiary and, to the knowledge of the Company, none of the employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner, in each case in excess of $100,000 other than for: (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company.

(q) No General Solicitation.  Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising.  The Company has offered the Securities for sale only to the Purchasers and certain other “accredited investors” within the meaning of Rule 501 under the Securities Act.

(r) Certain Fees.  No brokerage, finder’s fees, commissions or due diligence fees are or will be payable by the Company or any Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents except as set forth on Schedule 3.1(r).  The Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 3.1(r) that may be due in connection with the transactions contemplated by the Transaction Documents.

(s) Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

(t) Registration Rights.  Except as described on Schedule 3.1(t), no Person other than the Purchasers has any right to cause the Company or any Subsidiary to effect the registration under the Securities Act of any securities of the Company or any Subsidiary.

(u) Private Placement. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchasers as contemplated hereby.

(v) Application of Takeover Protections.  The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchasers as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Securities and the Purchasers’ ownership of the Securities.

(w) Disclosure.  Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company confirms that neither it nor any other Person acting on its behalf has provided any of the Purchasers or their agents or counsel with any information that it believes constitutes or might constitute material, non-public information which will not be publicly disclosed in the Registration Statement or within 210 days of the Initial Closing Date, whichever occurs first.  The Company understands and confirms that the Purchasers will rely on the foregoing representation in effecting transactions in securities of the Company.  All of the disclosure furnished by or on behalf of the Company to the Purchasers regarding the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, including the Disclosure Schedules to this Agreement, when taken together as a whole, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.   The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof.

(x) No Integrated Offering. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the Securities Act which would require the registration of any such securities under the Securities Act. In this regard, neither the Company nor any of its Affiliates has solicited any Purchaser by means of the S-1, and each of the Company and its Affiliates acknowledges that the Offering Shares and Warrants were not offered or sold to any Purchaser through the S-1.  Each of the Company and its Affiliates has determined (independent of any representation by such Purchasers) that such Purchasers did not become aware of or interested in the Offering Shares and Warrants by means of the S-1.  Moreover, each of the Company and its Affiliates has determined (independent of any representation by such Purchasers) such Purchasers were not identified or contacted through the marketing of the offering contemplated by the S-1 and did not independently contact the Company as a result of general solicitation by means of the S-1.

(y) Solvency.  Based on the consolidated financial condition of the Company as of the Closing Date, and the Company’s good faith estimate of the fair market value of its assets, after giving effect to the receipt by the Company of the proceeds from the sale of the Securities hereunder: (i) the fair saleable value of the Company’s assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, consolidated and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid.  The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).  The Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Initial Closing Date.  Schedule 3.1(y) sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments.  For the purposes of this Agreement, “Indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of $250,000 (other than trade accounts payable incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (z) the present value of any lease payments in excess of $250,000 due under leases required to be capitalized in accordance with GAAP.  Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

(z) Tax Status.  Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiaries each (i) has made or filed all United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company or of any Subsidiary know of no basis for any such claim.

(aa) Foreign Corrupt Practices.  Neither the Company nor any Subsidiary, nor to the knowledge of the Company or any Subsidiary, any agent or other person acting on behalf of the Company or any Subsidiary, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any person acting on its behalf of which the Company is aware) which is  in violation of law or (iv) violated in any material respect any provision of FCPA.

(bb) Accountants.  The Company’s accounting firm is set forth on Schedule 3.1(bb).  To the knowledge and belief of the Company, such accounting firm is registered with the Public Company Accounting Oversight Board, and shall express its opinion with respect to the financial statements to be included in the Registration Statement for the fiscal year ending December 31, 2012.

(cc) Acknowledgment Regarding Purchasers’ Purchase of Securities.  The Company acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby.  The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchasers’ purchase of the Securities.  The Company further represents to each Purchaser that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(dd) Money Laundering.  The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any Subsidiary, threatened.

(ee) Stock Option Plans. Each stock option granted by the Company under the Company’s stock option plan was granted (i) in accordance with the terms of the Company’s stock option plan and (ii) with an exercise price at least equal to the fair market value of the Common Stock on the date such stock option would be considered granted under GAAP and applicable law. No stock option granted under the Company’s stock option plan has been backdated.

3.2 Representations and Warranties of the Purchasers.    Each Purchaser, for itself and for no other Purchaser, hereby represents and warrants as of the date hereof and as of the Closing Date on which such Purchaser is purchasing shares of Common Stock and Warrants hereunder to the Company as follows (unless as of a specific date therein):

(a) Organization; Authority.  Such Purchaser is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by such Purchaser of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of such Purchaser.  Each Transaction Document to which it is a party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) Understandings or Arrangements.  Such Purchaser understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangements or understandings with any other persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting such Purchaser’s right to sell the Securities pursuant to a Registration Statement or otherwise in compliance with applicable federal and state securities laws).  Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business.

(c) Purchaser Status.  At the time such Purchaser was offered the Securities, it was, and as of the date hereof it is, and on each date on which it exercises any Warrants, it will be either: (i) an “accredited investor” as defined in Rule 501(a) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.  Such Purchaser is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

(d) Experience of Such Purchaser.  Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment.  Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(e) Opportunities for Additional Information. Each Purchaser acknowledges that such Purchaser has had the opportunity to ask questions of and receive answers from, or obtain additional information from, the executive officers of the Company concerning the financial and other affairs of the Company, and to the extent deemed necessary in light of such Purchaser’s personal knowledge of the Company’s affairs, such Purchaser has asked such questions and received answers to the full satisfaction of such Purchaser, and such Purchaser desires to invest in the Company. Neither such inquiries nor any other investigation conducted by or on behalf of such Purchaser or its representatives or counsel shall modify, amend or affect such Purchaser’s right to rely on the truth, accuracy and completeness of the Disclosure Schedules and the Company’s representations and warranties contained in the Transaction Documents.

(f) No General Solicitation. Each Purchaser acknowledges that the Offering Shares and the Warrants were not offered to such Purchaser by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio or (ii) any seminar or meeting to which such Purchaser was invited by any of the foregoing means of communications.

(g) No Solicitation through S-1. Such Purchaser was not solicited by means of the S-1, and acknowledges that the Offering Shares and Warrants were not offered or sold to such Purchaser through the S-1.  Such Purchaser did not become aware of or interested in the Offering Shares and Warrants by means of the S-1.  Such Purchaser was not identified or contacted through the marketing of the offering contemplated by the S-1 and did not independently contact the Company as a result of general solicitation by means of the S-1.

The Company acknowledges and agrees that the representations contained in Section 3.2 shall not modify, amend or affect such Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transaction contemplated hereby.

ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES

4.1 Transfer Restrictions.

(a) The Securities may only be disposed of in compliance with state and federal securities laws.  In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of a Purchaser or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act.  As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and the Registration Rights Agreement and shall have the rights and obligations of a Purchaser under this Agreement and the Registration Rights Agreement.

(b) The Purchasers agree to the imprinting, so long as is required by this Section 4.1, of a legend on any of the Securities in the following form:

[NEITHER] THIS SECURITY [NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE] [HAS NOT] [HAVE] BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY [AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY] MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

The Company acknowledges and agrees that a Purchaser may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Securities to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and who agrees to be bound by the provisions of this Agreement and the Registration Rights Agreement and, if required under the terms of such arrangement, such Purchaser may transfer pledge or secure Securities to the pledgees or secured parties.  Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith.  Further, no notice shall be required of such pledge.  At the appropriate Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including, if the Securities are subject to registration pursuant to the Registration Rights Agreement, the preparation and filing of any required prospectus supplement under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling stockholders thereunder.

(c) Certificates evidencing the Offering Shares shall not contain any legend (including the legend set forth in Section 4.1(b) hereof): (i) while a registration statement (including the Registration Statement) covering the resale of such security is effective under the Securities Act, (ii) following any sale of such Offering Shares pursuant to Rule 144, (iii) if such Offering Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Offering Shares and without volume or manner-of-sale restrictions, (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) or (v) following the Effective Date. Upon the receipt by the Company of any reasonable certifications from the Purchasers requested by the Company with respect to future sales of such Offering Shares, the Company shall cause its counsel to issue a legal opinion to the Transfer Agent if required by the Transfer Agent to effect the removal of the legend hereunder. The Company agrees that following such time as such legend is no longer required under this Section 4.1(c), it will, as soon as practicable following the delivery by a Purchaser to the Company or the Transfer Agent of a certificate representing Offering Shares issued with a restrictive legend and, in each case, any reasonable certifications from the Purchaser requested by the Company or the Company’s counsel in order to effectuate a legend removal, deliver or cause to be delivered to such Purchaser a certificate representing such shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 4. Certificates for Offering Shares subject to legend removal hereunder shall be transmitted by the Transfer Agent to the Purchaser by crediting the account of the Purchaser’s prime broker with the Depository Trust Company System as directed by such Purchaser if the Company is then a participant in such system.

(d) Each Purchaser, severally and not jointly with the other Purchasers, agrees with the Company that such Purchaser will sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates representing Securities as set forth in this Section 4.1 is predicated upon the Company’s reliance upon this understanding.

4.2 Acknowledgment of Dilution.  The Company acknowledges that the issuance of the Securities may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions.  The Company further acknowledges that its obligations under the Transaction Documents, including, without limitation, its obligation to issue the Warrant Shares pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against any Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.

4.3 Furnishing of Information; Public Information.  Commencing on the Effective Date, and until the earliest of the time that (a) no Purchaser owns Securities or (b) the Warrants have expired, the Company covenants to have obtained and will thereafter maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act even if the Company is not then subject to the reporting requirements of the Exchange Act.

4.4 Integration.  The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

4.5 Exercise Procedures.  The form of Notice of Exercise included in the Warrants sets forth the totality of the procedures required of the Purchasers in order to exercise the Warrants.  No additional legal opinion, other information or instructions shall be required of the Purchasers to exercise their Warrants.  The Company shall honor exercises of the Warrants and shall deliver Warrant Shares in accordance with the terms, conditions and time periods set forth in the Transaction Documents.

4.6 Securities Laws Disclosure; Publicity.  The Registration Statement will disclose the material terms of the transactions contemplated hereby, and shall include the Transaction Documents as exhibits thereto.  From and after the filing of the Registration Statement, the Company represents to the Purchasers that it shall have publicly disclosed all material, non-public information delivered to any of the Purchasers by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents. The Company and each Purchaser shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor any Purchaser shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of any Purchaser, or without the prior consent of each Purchaser, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication.  Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Purchaser, except: (a) as required by federal securities law in connection with the filing of the Registration Statement and (b) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Purchasers with prior notice of such disclosure permitted under this clause (b).

4.7 Non-Public Information.  Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company covenants and agrees that neither it, nor any other Person acting on its behalf, will provide any Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Purchaser shall have executed a written agreement with the Company regarding the confidentiality and use of such information or is an Affiliate of the Company.  The Company understands and confirms that each Purchaser shall be relying on the foregoing covenant in effecting transactions in securities of the Company.

4.8 Use of Proceeds.  The Company shall use the net proceeds from the sale of the Securities hereunder for general corporate purposes including, but not limited to, growth initiatives and capital expenditures, and shall not use such proceeds: (a) for the satisfaction of any portion of the Company’s debt (other than payment of trade payables in the ordinary course of the Company’s business and prior practices), or (b) for the redemption of any Common Stock or Common Stock Equivalents.

4.9 Indemnification of Purchasers.   Subject to the provisions of this Section 4.9, the Company will indemnify and hold each Purchaser and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against Purchaser Parties in any capacity, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Purchaser Party, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of such Purchaser Party’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser Party may have with any such stockholder or any violations by such Purchaser Party of state or federal securities laws or any conduct by such Purchaser Party which constitutes fraud, gross negligence, willful misconduct or malfeasance).  If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party.  Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel.  The Company will not be liable to any Purchaser Party under this Agreement (y) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of its representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser Party may have with any such stockholder or any violations by such  Purchaser Party of state or federal securities laws or any conduct by such Purchaser Party which constitutes fraud, gross negligence, willful misconduct or malfeasance. The indemnification required by this Section 4.9 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Purchaser Party against the Company or others and any liabilities the Company may be subject to pursuant to law.

4.10 Reservation and Listing of Securities.

(a) The Company shall maintain a reserve from its duly authorized shares of Common Stock for issuance pursuant to the Transaction Documents in such amount as may then be required to fulfill its obligations in full under the Transaction Documents (the “Required Minimum”).

(b) If, on any date, the number of authorized but unissued (and otherwise unreserved) shares of Common Stock is less than the Required Minimum on such date, then the Board of Directors shall use commercially reasonable efforts to amend the Company’s certificate of incorporation to increase the number of authorized but unissued shares of Common Stock to at least the Required Minimum at such time, as soon as possible and in any event not later than the 60th day after such date.

(c) The Company shall take all steps necessary to cause the Offering Shares to be approved for listing and actually listed on the Company’s principal Trading Market.

4.11 Equal Treatment of Purchasers.  No consideration (including any modification of any Transaction Document) shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of this Agreement unless the same consideration is also offered to all of the parties to this Agreement. For clarification purposes, this provision constitutes a separate right granted to each Purchaser by the Company and negotiated separately by each Purchaser, and is intended for the Company to treat the Purchasers as a class and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

4.12 Form D; Blue Sky Filings.  The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Purchasers at each Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Purchaser.

ARTICLE V.
MISCELLANEOUS

5.1 Termination.  This Agreement may be terminated by any Purchaser, as to such Purchaser’s obligations hereunder only and without any effect whatsoever on the obligations between the Company and the other Purchasers, by written notice to the other parties, if the Initial Closing has not been consummated on or before December 31, 2013; provided, however, that such date may be extended, without notice, to January 31, 2014 with the consent of the Company, and Laidlaw; provided further, however, that such termination will not affect the right of any party to sue for any breach by any other party (or parties).

5.2 Fees and Expenses. Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.  The Company shall pay all Transfer Agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Purchasers.

5.3 Entire Agreement.  The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.4 Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as set forth on the signature pages attached hereto.

5.5 Amendments; Waivers.  No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchasers holding at least 67% in interest of the Securities then outstanding, or in the case of a waiver, by the party against whom enforcement of any such waived provision is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

5.6 Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.7 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser (other than by merger).  Any Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Securities, provided that such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the “Purchasers.”

5.8 No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.9.

5.9 Governing Law.  The Transaction Documents will be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York.  The parties hereto (1) agree that any legal suit, action or proceeding arising out of or relating to this Subscription Agreement will be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (2) waive any objection which the parties may have now or hereafter to the venue of any such suit, action or proceeding, and (3) irrevocably consent to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding.  Each of the parties hereto further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service of process upon it mailed by certified mail to its address will be deemed in every respect effective service of process upon it, in any such suit, action or proceeding.  If either party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then, in addition to the obligations of the Company under Section 4.9, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.  THE PARTIES HERETO AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS SUBSCRIPTION AGREEMENT OR ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY.

5.10 Survival.  The representations and warranties contained herein shall survive the Closing and the delivery of the Securities.

5.11 Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.13 Rescission and Withdrawal Right.  Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights; provided, however, that in the case of a rescission of an exercise of a Warrant, the applicable Purchaser shall be required to return any shares of Common Stock subject to any such rescinded conversion or exercise notice concurrently with the return to such Purchaser of the aggregate exercise price paid to the Company for such shares and the restoration of such Purchaser’s right to acquire such shares pursuant to such Purchaser’s Warrant (including, issuance of a replacement warrant certificate evidencing such restored right).

5.14 Replacement of Securities.  If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction.  The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Securities.

5.15 Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents.  The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.16 Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

5.17 Independent Nature of Purchasers’ Obligations and Rights.  The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance or non-performance of the obligations of any other Purchaser under any Transaction Document.  Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.  Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.  Each Purchaser has been represented by its own separate legal counsel in its review and negotiation of the Transaction Documents.  The Company has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by any of the Purchasers.  It is expressly understood and agreed that each provision contained in this Agreement and in each other Transaction Document is between the Company and a Purchaser, solely, and not between the Company and the Purchasers collectively and not between and among the Purchasers.

5.18 Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

5.19 Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices and shares of Common Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

5.20 WAIVER OF JURY TRIAL.  IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

BIOSIG TECHNOLOGIES, INC.	Address for Notice: 12424 Wilshire Blvd., Suite 745 Los Angeles, CA 90025
By: /s/ Kenneth L. Londoner Name: Kenneth L. Londoner Title: Executive Chairman With a copy to (which shall not constitute notice):	Fax: 310-820-8115
Rick Werner, Esq. Haynes and Boone, LLP 30 Rockefeller Plaza 26th Floor New York, NY 10112

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOR PURCHASER FOLLOWS]

[PURCHASER SIGNATURE PAGES TO BIOSIG SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: ________________________________________________________
Signature of Authorized Signatory of Purchaser: __________________________________
Name of Authorized Signatory: ____________________________________________________
Title of Authorized Signatory: _____________________________________________________
Email Address of Authorized Signatory: _____________________________________________
Facsimile Number of Authorized Signatory: __________________________________________
Address for Notice to Purchaser:

Address for Delivery of Securities to Purchaser (if not same as address for notice):

Subscription Amount: _____________

Shares of Common Stock: ____________

Warrant Shares: _________________

EIN Number: _______________________

[SIGNATURE PAGES CONTINUE]

Schedule 3.1(g)

Capitalization

Authorized Common Stock: 50,000,000
Authorized Preferred Stock: 1,000,000

Outstanding Common Stock: 8,196,591

Outstanding Series A Preferred Stock: 184.4
The holders of the Series A Preferred Stock are entitled to a 5% dividend on the $5,000 per share stated value. From and after May 31, 2011, cumulative, preferential dividends on outstanding shares of Series A Preferred Stock have accrued and have been payable quarterly, in arrears, beginning on August 31, 2011. Dividends are payable at the Company’s option in cash or in shares of Series A Preferred Stock. If not previously converted, the shares of the Series A Preferred Stock will be redeemed by the Company on December 31, 2014. Upon the Company being required to file reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the shares of Series A Preferred Stock will automatically convert into shares of common stock at a conversion price equal to $1.84 per share.  In addition, at any time prior to the automatic conversion of the Series A Preferred Stock, the holders of the Series A Preferred Stock have the option to convert some or all of their shares of Series A Preferred Stock into shares of common stock at a conversion price equal to $1.84 per share.  The holders of the Series A Preferred Stock have no voting rights, except as required by law. Any amendment to the Company’s certificate of incorporation that adversely affects the Series A Preferred Stock requires the approval of the holders of a majority of the shares of Series A Preferred Stock then outstanding.

Outstanding Series B Preferred Stock: 177.5
The holders of the Series B Preferred Stock are entitled to a 5% dividend on the $5,000 per share stated value. From and after December 31, 2011, cumulative, preferential dividends on outstanding shares of Series B Preferred Stock have accrued and have been payable quarterly, in arrears, beginning on March 31, 2012. Dividends are payable at the Company’s option in cash or in shares of Series B Preferred Stock. If not previously converted, the shares of the Series B Preferred will be redeemed by the Company on December 31, 2014. Upon the Company being required to file reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the shares of Series B Preferred will automatically convert into shares of common stock at a conversion price equal to $2.02 per share. In addition, at any time prior to the automatic conversion of the Series B Preferred Stock, the holders of the Series B Preferred Stock have the option to convert some or all of their shares of Series B Preferred Stock into shares of common stock at a conversion price equal to $2.02 per share. The holders of the Series B Preferred Stock have no voting rights, except as required by law. Any amendment to the Company’s certificate of incorporation that adversely affects the Series B Preferred Stock requires the approval of the holders of a majority of the shares of Series B Preferred Stock then outstanding.

Outstanding Series C Preferred Stock: 2,781
The holders of the Series C Preferred Stock are entitled to a nine percent (9%) dividend on the $1,000 per share Stated Value. Unless the Series C Preferred Stock is converted into shares of common stock, from and after February 12, 2013, the dividends have accrued and have been payable in cash or, subject to the satisfaction of certain conditions, in pay-in-kind shares. Such cumulative dividends are payable quarterly, commencing on September 30, 2013 and on each conversion date; provided, however, that if a holder converts its shares of Series C Preferred Stock into shares of Common Stock any time prior to February 12, 2016, the holder will be deemed to have earned a make whole amount as if such shares of Series C Preferred Stock had been outstanding until such date.

In the event that
(i)
the Company fails to, or announces its intention not to, deliver common stock share certificates upon conversion of the Series C Preferred Stock prior to the seventh trading day after such shares are required to be delivered,

(ii)
the Company fails for any reason to pay in full the amount of cash due pursuant to the Company’s failure to deliver common stock share certificates upon conversion of the Series C Preferred Stock within five calendar days after notice therefor is delivered,

(iii)	the Company fails to have available a sufficient number of authorized and unreserved shares of common stock to issue to upon a conversion of the Series C Preferred Stock,
(iv)
the Company fails to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of the Company’s obligations under, the securities purchase agreement, the registration rights agreement, the certificate of designation or the warrants entered into pursuant to the private placement transaction for the Series C Preferred Stock, which failure or breach could have a material adverse effect, and such failure or breach is not cured within 30 calendar days after written notice was delivered,

(v)
the Company fails to complete a financing or series of related financings by February 12, 2014 that results in gross proceeds to the Company of at least $3 million at a valuation of at least $30 million,

(vi)	the Company is party to a change of control transaction,
(vii)	the Company files for bankruptcy or a similar arrangement or are adjudicated insolvent,
(viii)	at any time after February 12, 2014, the Company fails to maintain the listing of the Common Stock on a trading market for more than five trading days in any twelve month period, or
(ix)	the Company is subject to a judgment of greater than $100,000, and such judgment remains unvacated, unbonded or unstayed for a period of 45 calendar days, the holders of the Series C Preferred Stock are entitled, among other rights, to redeem their shares of Series C Preferred Stock at any time for greater than their stated value, increase the dividend rate on their shares of Series C Preferred Stock to 18% or, solely upon the occurrence of (v) above, reduce the conversion price of their shares of Series C Preferred Stock to $1.50 per share.

In the event of the Company’s liquidation or winding up of affairs, the holders of the Series C Preferred Stock will be entitled to a liquidation preference of the stated value plus any accrued but unpaid dividends or any other fees due the holder. The shares of the Series C Preferred Stock rank senior to the rights of the Common Stock and all other securities exercisable or convertible into shares of Common Stock.

Any holder of Series C Preferred Stock is entitled at any time to convert any whole or partial number of shares of Series C Preferred Stock into shares of Common Stock at a price based on a pre-money valuation of $20 million, or $2.09 per share. The Series C Preferred Stock is subject to full ratchet anti-dilution price protection upon the issuance of equity or equity-linked securities at an effective common stock purchase price of less than $2.09 per share as well as other customary anti-dilution protection. As noted above, in the event that the Company fails to complete a financing pursuant to which the Company raises at least $3 million at a valuation of at least $30 million within 12 months following the closing, the conversion price of the Series C Preferred Stock may be reset to $1.50 per share at the discretion of the holders.

In the event the Company issues any equity or equity-linked securities with terms more favorable than those of the Series C Preferred Stock, any holder of the Series C Preferred Stock may request to amend the terms of such holder’s Series C Preferred Stock to be equivalent to the terms of such issued equity or equity-linked securities, subject to certain exempted issuances.
The holders of the Series C Preferred Stock vote together with the holders of Common Stock on an as-converted basis, but may not vote the Series C Preferred Stock in excess of the beneficial ownership limitation of the Series C Preferred Stock. The beneficial ownership limitation is 4.99% of the then outstanding shares of Common Stock following such conversion or exercise, which may be increased to up to 9.99% of the then outstanding shares of Common Stock following such conversion or exercise upon the request of an individual holder. The beneficial ownership limitation is determined on an individual holder basis, such that the as-converted number of shares of one holder is not included in the shares outstanding when calculating the limitation for a different holder. In addition, absent the approval of holders representing at least 67% of the outstanding shares of the Series C Preferred Stock, which holders must include Alpha Capital Anstalt, so long as Alpha Capital Anstalt holds not less than $100,000 of Series C Preferred Stock, the Company may not (i) increase the number of authorized shares of preferred stock, (ii) amend the Company’s charter documents, including the terms of the Series C Preferred Stock, in any manner adverse to the holders of the Series C Preferred Stock, including authorizing or creating any class of stock ranking senior to, or otherwise pari passu with, the shares of Series C Preferred Stock as to dividends, redemption or distribution of assets upon a liquidation, or (iii) perform certain covenants, including:
•	incur additional indebtedness;
•	permit liens on assets;
•	repay, repurchase or otherwise acquire more than a de minimis number of shares of common stock, Series A Preferred Stock or Series B Preferred Stock;
•	pay cash dividends to the Company’s stockholders; and
•	engage in transactions with affiliates.

Outstanding Options:
There are non-qualified options to purchase 3,812,100 shares of Common Stock granted by the Company, of which 747,671 have vested.  There are incentive options to purchase 935,000 shares of Common Stock, all of which have vested.

Outstanding Warrants:
A seven year warrant to purchase 35,076 shares of Common Stock was granted to Laidlaw & Company (UK) Ltd. in partial consideration for its assistance with the Series A Preferred Stock offerings.  The exercise price for the warrant is $1.84 per share and the warrant contains a cashless exercise provision and normal and customary provisions for dilution protection in certain events, such as stock dividends, stock splits and other similar events.
A seven year warrant to purchase 30,755 shares of Common Stock was granted to Laidlaw & Company (UK) Ltd. in partial consideration for its assistance with the Series B Preferred Stock offerings.  The exercise price for the warrant is $2.02 per shares and the warrant contains a cashless exercise provision and normal and customary provisions for dilution protection in certain events, such as stock dividends, stock splits and other similar events.
A seven year warrant to purchase 383,320 shares of Common Stock was granted to Jamess Capital Group, LLC in consideration of advisory services.  The exercise price for the warrant is $.001 per share.
A five year warrant to purchase 8,700 shares of Common Stock was granted to Ellis International Ltd. as partial fee reimbursement for due diligence fees.  The exercise price for the warrant is $2.61 per share.
There are five year warrants to purchase 1,953,043 shares of Common Stock issued to holders of the Series C Preferred Stock, with an exercise price of $2.61 per share.  The warrant contains a cashless exercise provision, full ratchet anti-dilution protection and normal and customary provisions for dilution protection in certain events, such as stock dividends, stock splits and other similar events.  In addition, a five year warrant to purchase 177,057 shares of Common Stock was granted to Laidlaw & Company (UK) Ltd. in partial consideration for its assistance with the Series C Preferred Stock offerings.

Schedule 3.1(h)

Financial Statements

See attached.

Schedule 3.1(i)

Material Changes; Undisclosed Events, Liabilities or Developments

None.

Schedule 3.1(j)

Litigation

Our former chief executive officer and president resigned from his positions with us in November 2013 due to unspecified disagreements with our managements, which he alleges constitute good reason, as defined in his employment agreement with us.  If it is determined that our former chief executive officer and president resigned for good reason, our former chief executive officer and president would be entitled to receive, in addition to any accrued and unpaid salary and reimbursements, one year of base salary and target bonus, continuation of benefits for one year and full vesting of any unvested equity award grants, provided that he complies with his confidentiality, non-disparagement and non-solicitation requirements. While we believe that our former chief executive officer and president is only entitled to receive any accrued and unpaid salary and reimbursements and payment for accrued and unused vacation, we may be obligated to pay or award to him some or all of the compensation he would be owed if he had resigned for good reason.

In addition, during the time our former chief executive officer and president served in his positions with us, we filed a patent application with the U.S. Patent and Trademark Office.  Our former chief executive officer and president has made demands that we transfer the ownership and control of such patent application and related patent(s) to him, in his individual capacity. We fully dispute his rights to the ownership and control of such patent application and related patent(s) and intend to challenge his claim to the fullest extent permitted by law.  However, if we are obligated to transfer the ownership and control of such patent application and related patent(s) to our former chief executive officer and president, we would lose rights to a portion of our intellectual property, which could have a material adverse effect on our business.

Schedule 3.1(m)

Title to Assets

None.

Schedule 3.1(n)

Intellectual Property

(ii) Agreements: None.

(iv) Know-How Necessary for the Business:
Patent Applications
(1)	SYSTEMS AND METHODS FOR EVALUATION OF ELECTROPHYSIOLOGY SYSTEMS; Filing Date: December 12, 2013; Application Number: 61/915,451
(2)	COMBINED ABLATION AND RECORDING UNIT; Filing Date: October 22, 2013; Application Number: 61/894,141

(v) Trademarks: PURE EP, filed with the U.S. Patent and Trademark Office, Serial No. 85-617,649.  BIOSIG, Serial No. 85-617,645 are pending Statement of Use filings.

(vi) Copyrights: None.

Schedule 3.1(p)

Transactions With Affiliates and Employees

The Company issued to Kenneth Londoner, Chief Executive Officer, a Promissory Note, dated November 21, 2012 in the amount of $218,000.  The Promissory Note is due on its nine year anniversary and the amount due under the Promissory Note has an annual interest rate that is adjusted to correspond to the “applicable federal rate” within the meaning of Section 1274(d) of the Internal Revenue Code of 1986, as amended.

Mr. Londoner also purchased certain notes issued by the Company pursuant to a certain Bridge Loan Agreement in the aggregate amount of $200,000, which Mr. Londoner converted into his mutatis mutandis participation in the Company’s Securities Purchase Agreement, pursuant to which Mr. Londoner received 200 shares of the Company’s Series C Preferred Stock and a warrant to purchase 95,694 shares of Common Stock.  In addition, Mr. Londoner was issued 2,579 shares of Common Stock in lieu of interest accrued on the notes.

Schedule 3.1(r)

Certain Fees

The Company has agreed that at each Closing, Laidlaw will be (a) paid a cash commission of up to eight percent (8%) of the gross dollar amount of the shares of Common Stock sold in such Closing (subject to the cash commission being reduced to two percent (2%) of the gross dollar amount of the Shares purchased by Chartwell Capital or its affiliates), (b) entitled to receive a nonaccountable expense fee of two percent (2%) of the gross dollar amount of the Shares sold in such Closing, and (c) issued a warrant (the “Agent Warrant”) equal to 10% (ten percent) of the Securities sold in the Offering, including any Common Shares issued or issuable (except for shares issuable pursuant to the exercise of Warrants), which Agent Warrant shall be in the form of the Warrants.

Schedule 3.1(t)

Registration Rights

1. Michael N. Emmerman
2. Lau Family Fund LP
3. Jonathan Steinhouse
4. Kenneth L. Londoner
5. R. Ian Chaplin
6. Kenneth Epstein
7. Jerome B. Zeldis
8. Brio Capital Master Fund Ltd.
9. Alpha Capital Anstalt
10. Sterne Agee & Leach Inc C/F Maree Casatelli SEP IRA
11. Ron D Craig
12. Michael & Susan Engdall JTWROS
13. David W Frost
14. Phillip Todd Herndon
15. Rex A Jones
16. Nabil M Yazgi
17. Portofino Ventures LP
18. Thomas G Hoffman
19. James W Lees
20. Martin F Sauer
21. Ray Weber
22. Sterne Agee & Leach Inc C/F Raymond E Weber IRA
23. Fourfathom Capital, LLC
24. Michael B & Sheila J Carroll JTWROS
25. Scott D. Gamble
26. Brian E. Jones & Peggy A. Jones JTWROS
27. David Patterson
28. Herschel E. Johnson
29. George & Karin Alexa Elefther JTWROS
30. L. Dean Fox
31. Sterne Agee & Leach Inc C/F John L Sommer IRA
32. Sterne Agee & Leach Inc C/F David W Frost IRA
33. Allan D Carlson
34. Ian H Murray
35. Sterne Agee & Leach Inc C/F Randy Payne IRA
36. Dr. Richard & Anita Matter JTWROS
37. Robert J Gray
38. Randal E Margo
39. Eugene E Eubank
40. Robert W Baird & Co Inc TTEE FBO Brian Mark Miller ROTH IRA
41. Sterne Agee & Leach Inc C/F Dr Gary W Chmielewski IRA
42. Laidlaw & Co (UK) Ltd

Schedule 3.1(y)

Indebtedness

The Company issued to Kenneth Londoner, Chief Executive Officer, a Promissory Note, dated November 21, 2012 in the amount of $218,000.  The Promissory Note is due on its nine year anniversary and the amount due under the Promissory Note has an annual interest rate that is adjusted to correspond to the “applicable federal rate” within the meaning of Section 1274(d) of the Internal Revenue Code of 1986, as amended.

Schedule 3.1(bb)

Accountants

Liggett, Vogt & Webb P.A.
James Liggett, CPA
432 Park Avenue, South
10th Floor
New York, N.Y. 10016
Phone 212-481-3490
jim@lvwcpa.com